Exhibit 99.1

For Immediate Release                                                                                                                                 Media Contact
Dick Parsons
“Go Green…Eliminate Bottled Water”
(949) 234-1999
dickparsons@seychelle.com

Seychelle Reports Over $267,000 for Record Sales Revenue in September;
Receives Over $76,000 in New Orders!

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) – October 14, 2008 -- Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV),  a worldwide leader in the development, manufacture and sale of proprietary portable water filtration bottles made two announcements today; First, that sales revenues for the month of September exceeded $267,000 including a large order for advanced water filtration bottles for a large humanitarian organization; and second, that over $76,000 in new orders were received from a variety of customers in the US and United Kingdom.

Carl Palmer, President and CEO of Seychelle said, “September sales revenue and orders received was our strongest month since March of 2007 and is indicative of key changes we are seeing in the marketplace.” Palmer said, “There are three main reasons for Seychelles’s continued sales growth; concern over the pollution of the environment caused by plastic water bottles; numerous catastrophic events; and the need to save money in difficult economic times.”

Palmer continued, “With recent concerns over the nation’s economic and financial problems; consumers are more interested than ever before in saving money. One savings area is in the elimination of expensive discretionary bottled water and this is where Seychelle portable water filtration systems come in as one Seychelle bottle, delivering up to 100 gallons of great-tasting, clean filtered water, eliminates 757 ½ liters of bottled water – and costs just pennies a gallon. This compares favorably to up to $9.00 a gallon for Evian; and up to $5.00 a gallon for leading bottled water brands such as Arrowhead, Poland Springs, Dasani and Aquafina. More and more consumers are switching over to portable water filtration from Seychelle because our bottles don’t leach toxins into the drinking water, are environmentally safe, lightweight; can be reused over and over again; have biodegradable filters that can be recycled and bottles that won’t end up in landfills like billions of plastic bottled water bottles that could remain there for over 1,000 years!”

With Seychelle portable water filtration, consumers can drink water from a variety of sources with complete confidence – the tap; rivers, streams, ponds or creeks. The Seychelle Ionic Adsorption Micron Filter has been tested extensively by Independent Government laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53.

Seychelle advanced filters, using EPA approved iodinated resin, have been proven effective against virus, bacteria and cysts to 99.9999% contaminant reduction where safe, fresh drinking water is not available. Used in an in-line configuration, these filters are easily adapted to all major hydration backpacks such as Camelback and The North Face; and provide safe drinking water for camping, hiking, traveling, biking, emergency preparedness and military use.

With Seychelle portable water filtration bottles -- consumers can Go Green…Eliminate Bottled Water!

About Seychelle Environmental Technologies, Inc.

Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV) is a worldwide leader in the development, manufacture and sale of a proprietary filtration system for portable water bottles.  This water filtration system consists of Ionic Adsorption Micron Filtration units that remove up to 99.99 percent of the most harmful pollutants and contaminants found in fresh water.  Extensively tested by independent and government laboratories throughout the world using U.S. Environmental Protection Agency (EPA) and ANSI protocols, and NSF Standards 42 and 53; Seychelles’ advanced filtration systems make non-potable water drinkable from sources such as rivers, streams, lakes, ponds and creeks.  The Seychelle family of portable bottles -- in-line filters, water pitchers, pure water straws, and pumps -- provides great-tasting, pure drinking water for day-to-day, outdoor, camping, hiking, sports, travel and disaster-recovery use by consumers, governmental agencies, militaries, missionaries and relief organizations worldwide. For more information, please visit www.seychelle.com  or call (949) 234-1999.

Note to Investors
Seychelle is a national, publicly traded company with 25,757,003 outstanding shares of common stock, including a float of approximately 5.5 million shares.  This press release may contain certain forward-looking information about the Company's business prospects/projections.  These are based upon good-faith current expectations of the Company's management.  The Company makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to the Company.  The company assumes no obligation to update the information in this press release.

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